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                                                                  Exhibit 10.32

                               [Letterhead]


December 11, 1998

Mr. Frederick M. Friedman
TDA Industries, Inc.
122 East 42nd Street
New York, New York 10168


Dear Fred,

Reference is made to the Loan and Security Agreement (as amended from time to time, the "Loan Agreement") dated July 8, 1997, by and between JEH Acquisition Corp. ("the Borrower"), and Fleet Capital Corp. ("the Lender"). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement unless indicated otherwise.

Borrower has requested that Lender (a) waive its rights and remedies as a result of a certain Events of Default existing under the Loan Agreement, and
(b) agree to modify certain provisions of the Loan Agreement. Lender has agreed to grant Borrower's requests on the terms and conditions set forth below.

In consideration of the mutual benefits to be derived hereby, Borrower and Lender hereby agree as follows:

(1) Borrower acknowledges that it has failed to comply with the provisions of Sections 8.2.10 Capital Expenditures and that the failure to comply with such section constitutes an Event of Default under terms of the Loan Agreement. Lender hereby waives the rights and remedies available to it under the Loan Agreement as a result of such Event of Default for the period ending June 30, 1998. Such waiver is effective only for the matters expressly set forth herein for such period only and shall not be effective as to any other Defaults or Events of Default under the terms of the Loan Agreement or for any other period.

(2) Section 8.2.10 Capital Expenditures is hereby deleted in its entirety and replaced by the following:

    8.2.10 Capital Expenditures. Make non-financed Capital Expenditures (other than payments on Capitalized Lease Obligations), which as to Borrower and/or any of its subsidiaries exceed $600,000, during any fiscal year of Borrower or be obligated for Capitalized Lease Obligations in


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excess of $1,500,000 during any fiscal year of Borrower or any of its subsidiaries.

(3)  Section 4.1 Term of Agreement. Is amended and restated as follows:

     Subject to Lender's right to cease making Loan's to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect from the date hereof through and including October 22, 2003 (the "Original Term") and this Agreement shall automatically renew for one (1) year periods thereafter (the "Renewal Terms"), unless
     (a) the party which elects not to renew this Agreement gives at least one hundred and eighty (180) days written notice thereof to the other party prior to the expiration of the Original Term (or the then current Renewal Term, as the case may be) or (b) this Agreement shall be sooner terminated as provided in Section 4.2 hereof.

Except as expressly set forth herein, all terms and conditions of the Loan Agreement shall remain in full force and effect without amendment, modification or limitation of any kind.

Sincerely,


/s/ Kim Bushey
    ----------------------
    Kim Brian Bushey
    Vice President


Accepted and Agreed:
JEH Acquisition Corp.

By: illegible
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Title: illegible
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